Multiband Announces 2011 Fourth Quarter and Record Year End Results; Provides 2012 Guidance

Record Revenues of $300.2 million in 2011, up 13.0% from $265.6 million in 2010

Record Full year Adjusted EBITDA of $24.0 million, up 10% from $21.8 million in 2010

Income from operations increased to $14.7 million from $13.7 million in year-ago period

Income before Taxes Totals $10.7Million, up 11.2% over 2010

Multiband Provides 2012 Revenue Guidance of $320 million and EBITDA of $23 to $26 million

March 26, 2012 MINNEAPOLIS --(Business Wire)-- Multiband Corporation, (NASDAQ:MBND), a leading Home Service Provider (HSP) for DIRECTV and the nation's largest DIRECTV Master System Operator (MSO) for Multiple Dwelling Units (MDU’s), today announced financial results for the fourth quarter and year ended December 31, 2011.

2011 Financial and Business Highlights

•	Fourth quarter revenues were up 9.9% to $77.6 million compared to $70.6 million for the quarter ended December 31, 2010.
•	Operating income for the year increased to $14.7 million compared $13.7 million in the year-ago period.
•	Adjusted EBITDA, a non-GAAP measure, was $24.0 million for 2011, up 10.0% from $21.8 million in 2010.
•	Net Income before Taxes was $10.7 million, up 11.2% over the $9.6 million a year ago.
•	Net cash flow from operations grew to $21.1 million compared to $11.7 million in the year-ago period.
•	In June, completed a secondary public offering of stock that provided net proceeds of $16.2 million, distributing 12.9 million shares amongst a large number of institutional holders and significantly reducing outstanding preferred shares.
•	In September, acquired two entities from WPCS International, Inc. that provide intellectual property in the areas of wired and wireless telecommunications, including public safety networks, and renewable energy services including wind and solar applications, as well as other design and construction services.
•	In August, signed a new Master System Operator agreement with DIRECTV.

Fourth Quarter 2011 Results

Revenues for the three month period ended December 31, 2011 of $77.6 million increased $7.0 million, or 9.9%, compared to $70.6 million for the quarter ended December 31, 2010. In the 2011 quarter, Field services segment (FS) revenues increased by $4.9 million, or 7.6%, fueled by increases in DIRECTV upgrade work orders and DIRECTV incentive income. MDU revenues were consistent year-over-year while the two entities acquired from WPCS in September 2011 contributed revenues of $2.9 million during the quarter.

Fourth quarter 2011 gross margins were 29.9%, comparable to 30.4% for the year-ago period.

Selling, general and administrative expenses for the fourth quarter of 2011 increased $3.3 million, or 21.3%, to $18.8 million (24.2% of revenues) from $15.5 million (21.9% of revenues) in the same period last year. In 2011, increases in non-cash compensation costs and legal expenses together with expenses associated with the two entities acquired from WPCS in September 2011, including the balance of the security deposited that was forfeited in February 2012, collectively accounted for the increase.

Operating income was $2.4 million for the quarter ended December 31, 2011, compared to operating income of $4.1 million in the same period last year. The increase in revenue was offset by the slight decline in gross margins and the increase in selling, general & administrative expenses as noted above.

In the fourth quarter of 2011, Multiband generated net income attributable to common stockholders of $1.4 million, or $0.06 per basic and diluted share, compared to net income of $11.7 million, which included an $8.9 million income tax benefit, or $1.14 per basic and $0.73 per diluted share in the year-ago period. The current year results were impacted an adjustment to the book value of securities held which resulted in a write down of $1.1 Million, or $.05 per basic and fully diluted share. In the year ago period, absent the tax benefit, net income attributable to common stockholders would have been $2.8 million or $0.27 per basic and $0.17 per diluted share.

Adjusted EBITDA, a non-GAAP measure, was $5.2 million for the fourth quarter of 2011 compared to $5.5 million in the year-ago period. Multiband maintains a revolving lease facility for the vehicles used in its daily operations. These leases are required to be treated as an operating lease for purposes of GAAP. Certain peers in our sector may have vehicle leases that qualify for capital lease treatment for GAAP purposes. Accordingly, the vehicle lease payments made of approximately $2.5 million and $2.0 million during the three months ended December 31, 2011 and 2010, respectively, would need to be added back to the adjusted EBITDA figures above in order to be comparable to a company whose vehicle leases are accounted for as capital leases. If these lease payments were added back, our adjusted EBITDA would be $7.7 million and $7.5 million for the three months ended December 31, 2011 and 2010, respectively.

Annual 2011 Financial Results

Revenues for the year ended December 31, 2011 increased $34.6 million, or 13.0%, to $300.2 million from $265.6 million for the year ended December 31, 2010. FS segment revenues increased $29.4 million, or 12.1%, as a result of a 4.8% increase in DIRECTV work order volume, an increase in incentive income of $10.0 million and because of amounts received from DIRECTV under a fuel subsidy program which totaled $2.3 million. MDU segment revenue declined by 3.0%, or $0.7 million, during 2011 due to a decline in system operator related revenues. The slight decrease was caused by tighter credit policies imposed by DIRECTV which, in turn, is expected to improve customer churn and reduce bad debt expense. MDU construction related revenue increased $2.0 million over 2010 levels while the two entities acquired from WPCS in September 2011 contributed revenue of $3.9 million.

Gross margins for the 2011 year were 28.5% compared to 29.9% last year.  Fleet expenses increased as a percentage of revenue as a result of a rise in fuel costs between the periods.

Selling, general and administrative expenses for 2011 increased $6.7 million, or 11.8%, to $63.9 million (21.3% of revenues) from $57.2 million (21.5% of revenues) in the same period last year.

Operating income was $14.7 million for the year ended December 31, 2011 compared to income of $13.7 million in the same period last year. This $1.0 million (7%) improvement was achieved due to the increased revenues together with stabilized gross margins and operating expenses.

Multiband generated net income attributable to common stockholders of $6.3 million, or $0.37 per basic and $0.32 per diluted share compared to income of $13.2 million, which included a $5.1 million income tax benefit, or $1.32 per basic and $0.91 per diluted share in the same period of 2010. The current year results were impacted by an adjustment to the book value of securities held which resulted in a write down of $1.1 Million, or $0.06 per basic and $0.05 per diluted share. In the year ago period, absent the tax benefit, net income attributable to common stockholders would have been $8.1 million or $0.81 per basic and $0.52 per diluted share.

Adjusted EBITDA, a non-GAAP measure, was $24.0 million for 2011 compared to $21.8 million in the year-ago period, an increase of 10.0%. The Company maintains a revolving lease facility for the vehicles used in its daily operations. These leases are required to be treated as an operating lease for purposes of GAAP. Certain peers in our sector may have vehicle leases that qualify for capital lease treatment for GAAP purposes. Accordingly, the vehicle lease payments made of approximately $9.3 million and $7.9 million during the years ended December 31, 2011 and 2010, respectively, would need to be added back to the adjusted EBITDA figures above in order to be comparable to a company whose vehicle leases are accounted for as capital leases. If these lease payments were added back, our adjusted EBITDA would be $33.3 million and $29.7 million for the years ended December 31, 2011 and 2010, respectively.

Multiband generated approximately $21.1 million in operating cash flow for the year ended December 31, 2011 compared to $11.7 million in the same period last year, which resulted in a $17.9 million improvement in working capital from a deficit of $10.4 million as of the end of 2010 to a positive position of $7.5 million as of the end of 2011. Cash and cash equivalents, available-for-sale securities and accounts receivable, net totaled $47.7 million as of December 31, 2011 compared to $18.4 million at December 31, 2010.

James L. Mandel, CEO of Multiband, commented, “2011 was another successful year for Multiband, a year in which we produced record levels of revenue and EBITDA. We continue to be the premier provider of installation services for our partner, DIRECTV. In addition, we started to execute on our diversification plan and have successfully integrated the businesses acquired from WPCS and have obtained a fulfillment contract with two major broadband cable providers. These new announced businesses will contribute significant levels of revenue and EBITDA in the future.”

Mr. Mandel continued, “2012 will no doubt present continued challenges for us but I remain confident in our team’s ability to execute on our plans. We are actively discussing new financing alternatives with several lending groups to replace certain seller financing which matures next year and we’re focused on securing not only replacement but, expanded levels of debt capital so we can continue our diversification plan via other strategic acquisitions.”

Mr. Mandel concluded, “We continue to strengthen our balance sheet. Working capital has improved from a deficit position at the end of 2010 to $7.5 million at the end of 2011. Stockholders’ equity has increased by 113% to $43.0 million as of December 31, 2011, from $20.2 million as of December 31, 2010.”

2012 Revenue and Adjusted EBITDA Guidance

Based on our current visibility, we expect 2012 revenue of approximately $320 million and adjusted EBITDA of approximately $23-26 million.

Conference Call Information

A conference call and live webcast will take place Monday, March 26, 2012 at 4:30 p.m. Eastern Daylight Time.

Anyone interested in participating should call 1-877-941-2068 if calling within the United States or 1-480-629-9712 if calling internationally. There will be a playback available until April 2, 2012. To listen to the playback, please call 1-877-870-5176 if calling within the United States or 1-858-384-5517 if calling internationally. Please use pin number 4525679 for the replay.

The call will also be accompanied live by webcast over the Internet and accessible at: http://viavid.net/dce.aspx?sid=00009515

About Multiband Corporation

Multiband Corporation (Nasdaq: MBND) engages with a vast and growing array of technologies including renewable energy, wireless infrastructure, electrical power systems, digital signage, commercial audio/video solutions, hospitality IPTV and VOD systems. Multiband completes nearly 20% of all DIRECTV’s installations, maintenance and upgrades for residents of single-family homes. Multiband also supplies broadband cable and satellite internet solutions for homes and businesses across the nation. As the largest nationwide DIRECTV master system operator in the Multiple Dwelling Unit (MDU) market and one of the largest full-service home service providers (HSPs), Multiband is a driven leader in a competitive industry. Additionally, Multiband is a leading provider of software and integrated billing services to MDUs on a single bill, including video, voice, data and other value-added local services, both directly and through strategic partnerships. Multiband focuses on providing world-class customer service and the highest level of performance for all partners and customers, from multinational corporations to individual families. Multiband is headquartered in Minneapolis, Minn., and has offices strategically placed around the continental United States.

Statements about our future expectations are "forward-looking statements" within the meaning of applicable Federal Securities Laws, and are not guarantees of future performance. When used herein, the words "may," "will," "should," "anticipate," "believe," "appear," "intend," "plan," "expect," "estimate," "approximate," and similar expressions are intended to identify such forward-looking statements. These statements involve risks and uncertainties inherent in our business, including those set forth in our most recent Annual Report on Form 10-K for the year ended December 31, 2010, and other filings with the SEC, and are subject to change at any time. Our actual results could differ materially from these forward-looking statements. We undertake no obligation to update publicly any forward-looking statement.

Company Contact

Contact: James Mandel, CEO for Multiband Corporation at (763)504-3000

Investor Contact

Cameron Donahue, Hayden IR, (651) 653-1854 or cameron@haydenir.com

- tables follow –

MULTIBAND CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Three Months Ended		Years Ended
	December 31, 2011 (unaudited)	December 31, 2010 (unaudited)	December 31, 2011 (unaudited)	December 31, 2010 (unaudited)

REVENUES	$77,563	$70,583	$300,186	$265,594

COSTS AND EXPENSES
Cost of products and services (exclusive of depreciation and amortization shown separately below)	54,358	49,102	214,559	186,294
Selling, general and administrative	18,807	15,476	63,939	57,173
Depreciation and amortization	1,771	1,689	6,757	8,298
Impairment of assets	246	160	246	160

Total costs and expenses	75,182	66,427	285,501	251,925

INCOME FROM OPERATIONS	2,381	4,156	14,685	13,669

OTHER EXPENSE
Interest expense	(850)	(987)	(3,838)	(4,202)
Interest income	15	1	35	8
Proceeds from life insurance	-	-	409	-
Gain on bargain purchase	166	-	166	-
Other-than-temporary impairment loss on available-for-sale securities	(1,078)	-	(1,078)	-
Other income	30	53	276	103

Total other expense	(1,717)	(933)	(4,030)	(4,091)

INCOME BEFORE INCOME TAXES	664	3,223	10,655	9,578

PROVISION FOR (BENEFIT FROM) INCOME TAXES	(758)	(8,872)	3,611	(5,116)

NET INCOME	1,422	12,095	7,044	14,694

Preferred stock dividends	58	348	787	1,488
INCOME ATTRIBUTABLE TO COMMON STOCKHOLDERS	$1,364	$11,747	$6,257	$13,206

INCOME PER COMMON SHARE – BASIC:
INCOME ATTRIBUTABLE TO COMMON STOCKHOLDERS	$0.06	$1.14	$0.37	$1.32
INCOME PER COMMON SHARE – DILUTED:
INCOME ATTRIBUTABLE TO COMMON STOCKHOLDERS	$0.06	$0.73	$0.32	$0.91
Weighted average common shares outstanding – basic	21,600	10,275	16,976	10,017
Weighted average common shares outstanding - diluted	23,100	16,539	20,627	15,617

MULTIBAND CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(in thousands)

	Three Months Ended		Twelve Months Ended
	December 31, 2011 (unaudited)	December 31, 2010 (unaudited)	December 31, 2011 (unaudited)	December 31, 2011 (unaudited)

NET INCOME	$1,422	$12,095	$7,044	$14,694

OTHER COMPREHENSIVE INCOME (LOSS), NET OF TAX:
Changes in net unrealized losses on securities available for sale, for which a portion of an other than temporary impairment has been recognized in earnings, net of tax ($0)	823	-	-	-
Unrealized gains (losses) on securities:
Unrealized holding gains (losses) arising during period	-	-	(2)	(5)

COMPREHENSIVE INCOME	$2,245	$12,095	$7,042	$14,689

MULTIBAND CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2011 AND 2010

ASSETS

(in thousands)

	2011	2010
CURRENT ASSETS
Cash and cash equivalents	$18,169	$1,204
Available-for-sale securities (see Note 3)	1,191	2
Accounts receivable, net	28,359	17,223
Other receivable (see Note 18)	-	518
Inventories	14,276	11,066
Costs and estimated earnings in excess of billings on uncompleted contracts	998	-
Prepaid expenses and other	1,351	1,939
Current portion of notes receivable	10	6
Income tax receivable	42	3,133
Deferred tax assets – current	6,862	7,527
Total Current Assets	71,258	42,618
PROPERTY AND EQUIPMENT, NET	6,304	7,177
OTHER ASSETS
Goodwill	37,796	38,042
Intangible assets, net	14,597	17,435
Other receivable – long-term (see Note 18)	14	352
Notes receivable – long-term, net of current portion	18	27
Insurance collateral – long-term	8,061	3,749
Other assets	2,420	2,300
Deferred income tax benefit – long-term	1,134	-
Total Other Assets	64,040	61,905

TOTAL ASSETS	$141,602	$111,700

MULTIBAND CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2011 AND 2010

LIABILITIES AND STOCKHOLDERS' EQUITY

(in thousands, except share and liquidation preference amounts)

	2011	2010
CURRENT LIABILITIES
Line of credit	$-	$49
Short-term debt	457	544
Related party debt – short-term	-	165
Current portion of long-term debt, net of original issue discount	4,936	-
Current portion of capital lease obligations	324	444
Accounts payable	32,354	26,997
Billings in excess of costs and estimated earnings on uncompleted contracts	41	-
Accrued liabilities - current	24,113	22,971
Deferred service obligations and revenue	1,570	1,822
Total Current Liabilities	63,795	52,992
LONG-TERM LIABILITIES
Accrued liabilities – long term	5,352	3,697
Long-term debt, net of current portion and original issue discount (see Note 18)	29,229	34,380
Capital lease obligations, net of current portion	274	356
Deferred tax liabilities – long term	-	32
Total Liabilities	98,650	91,457
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY
Cumulative convertible preferred stock, no par value:
8% Class A (12,696 and 14,171 shares issued and outstanding, $133,308 and $148,796 liquidation preference)	191	213
10% Class C (109,000 and 112,000 shares issued and outstanding, $1,090,000 and $1,120,000 liquidation preference)	1,411	1,453
10% Class F (150,000 shares issued and outstanding, $1,500,000 liquidation preference)	1,500	1,500
8% Class G (10,000 and 11,595 shares issued and outstanding, $100,000 and $115,950 liquidation preference)	41	48
6% Class H (1.00 and 1.23 shares issued and outstanding, $100,000 and $123,000 liquidation preference)	-	-
8% Class J (0 and 100 shares issued and outstanding, $0 and $10,000,000 liquidation preference)	-	10,000
15% Class E cumulative preferred stock, no par value, (0 and 195,000 shares issued and outstanding, $0 and $1,950,000 liquidation preference)	-	1,950
Common stock, no par value (21,612,380 and 10,305,845 shares issued and outstanding)	66,290	39,311
Stock-based compensation	49,000	47,504
Accumulated other comprehensive income – unrealized gain on available-for-sale securities	-	2
Accumulated deficit	(75,481)	(81,738)
Total Stockholders' Equity	42,952	20,243

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$141,602	$111,700

EBITDA Computation (2011, 1Q11 – 4Q11) (in thousands)

		2011	4Q11	3Q11	2Q11	1Q11
(i)	Net Income (Quarter)	$7,044	$1,422	$3,679	$2,035	$(92)
(ii)	Non Operating
	Gains/Losses	2,524	1,624	208	191	501
(iii)	Adjusted Net Income	$9,568	$3,046	$3,887	$2,226	$409
	(Sum of (i)minus (ii)
(iv)	Interest Expense	3,838	849	1,038	965	986
(v)	Depreciation & Amortization	7,004	2,018	1,566	1,705	1,715
(vi)	Taxes	3,611	(758)	2,869	1,549	(49)
(vii)	EBITDA	$24,021	$5,155	$9,360	$6,445	$3,061
	iii + iv + v + vi

NON-GAAP Financial Measures

To comply with Regulation G promulgated pursuant to the Sarbanes-Oxley Act, Multiband Corporation attached to this news release and will post to the company's investor relations web site (www.multibandusa.com) any reconciliation of differences between non-GAAP financial information that may be required in connection with issuing the company's quarterly financial results.

The Company, as is common in its industry, uses Adjusted EBITDA as a measure of performance to demonstrate earnings exclusive of interest and non-cash events. The Company manages its business based on its cash flows. The Company, in its daily management of its business affairs and analysis of its monthly, quarterly and annual performance, makes its decisions based on cash flows, not on the amortization of assets obtained through historical activities. The Company, in managing its current and future affairs, cannot affect the amortization of the intangible assets to any material degree, and therefore uses Adjusted EBITDA as its primary management guide. Since an outside investor may base its evaluation of the Company's performance based on the Company's net loss not its cash flows, there is a limitation to the Adjusted EBITDA measurement. Adjusted EBITDA is not, and should not be considered, an alternative to net loss, loss from operations, or any other measure for determining operating performance of liquidity, as determined under accounting principals generally accepted in the United States (GAAP). The most directly comparable GAAP reference in the Company's case is the removal of interest, depreciation, amortization, taxes and other non-cash expense.

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